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December 13, 2010

Elecsys Corporation
846 N. Mart-Way Court
Olathe, Kansas 66061

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Elecsys Corporation, a Kansas corporation (the “Company”), in connection with Registration Statement on Form S-8 filed on the date hereof by the Company (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 380,000 shares of the  Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to the Elecsys Corporation 2010 Equity Incentive Plan (the “Plan”).

In rendering this opinion, we have examined such corporate records and other documents, and we have reviewed such matters of law, as we have deemed necessary or appropriate.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, its directors and officers, had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. With respect to the actions to be taken subsequent to the date hereof by the Board of Directors of the Company or an authorized committee thereof, we have assumed that such actions will be taken at duly called meetings with a quorum of directors or committee members, as the case may be, present and acting throughout, or by unanimous written consent of all directors or committee members, as the case may be.

We do not express any opinion as to any laws other than the Kansas General Corporation Code.  In so far as the opinions expressed herein relate to matters governed by laws other than

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those above, we assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein.

Based upon the foregoing, we are of the opinion that the Common Stock, when issued in connection with the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder.  We assume no obligation to advise you or any other person, or to make any investigations, as to any legal development or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,
/s/ Husch Blackwell LLP

Husch Blackwell LLP

HUSCH BLACKWELL LLP